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                                                                     EXHIBIT 1.1

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is dated January 6, 2005 between _________________ ("Purchaser") and Alteon Inc. ("Company"). The parties hereto agree as follows:

      The Purchaser shall buy and the Company shall sell ___________ shares ("Shares") of the Company's Common Stock at a price of $1.05 per share for a total amount of $____________ (the "Purchase Price").

      The Shares have been registered on a registration statement on Form S-3, File No. 333-106048, which was declared effective by the Securities and Exchange Commission on June 12, 2003 and amended by a post-effective amendment that was declared effective by the Securities and Exchange Commission on April 7, 2004 (as so amended, the "Registration Statement"). A final prospectus and prospectus supplement relating to the offering of the Shares (together, the "Prospectus") will be delivered to the Purchaser prior to or promptly after the closing of the purchase and sale of the Shares (the "Closing"). Execution and delivery of this Agreement by the Purchaser shall constitute a binding offer to purchase the Shares at the Purchase Price, subject only to acceptance and delivery of this Agreement by the Company, together with delivery of the Prospectus to the Purchaser. The Shares are free of restrictive legends and are free of any resale restrictions.

      The Purchaser represents and warrants to the Company:

            (a) The Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of
      _______________.

            (b) The Purchaser has the requisite corporate (or other entity) power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws relating to, or affecting generally, the enforcement of creditor's rights and remedies or by other equitable principles of general application.

            (c) In making its investment decision in this offering, the Purchaser and its advisors, if any, have relied solely on the Company's public filings as filed with the Securities and Exchange Commission, including the base prospectus filed as part of the Registration Statement when it was declared effective, all documents incorporated therein by reference.

      Approval of the Shares for listing on the American Stock Exchange ("Amex") shall be a condition to the Closing and the Company shall have no obligation to


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consummate the sale of the Shares until such approval is obtained. The Closing is expected to occur on or about January 12, 2005, or as soon thereafter as such approval has been obtained. The Company will give notice of the date of Closing to the Purchaser not less than one (1) Business Day (as hereinafter defined) before the Closing.

      The Purchaser and the Company acknowledge and agree that (i) the offering described in the Prospectus is for a number of shares of the Company's Common Stock that is less than 19.9% of the Company's outstanding Common Stock prior to the transaction contemplated hereby and (ii) the Company will not issue additional shares of its Common Stock with respect to this transaction under circumstances that would require the approval of its stockholders pursuant to applicable Amex rules without obtaining such approval.

      Neither the Company nor any of its officers or agents shall disclose any material non-public information about the Company to the Purchaser and neither the Purchaser nor any of its affiliates, officers or agents will solicit any material non-public information from the Company in connection with the offer and sale of the Shares by the Company to the Purchaser.

      The Purchaser shall wire the purchase amount to the Company to the account set forth below.

COMPANY WIRE TRANSFER INSTRUCTIONS:

      The Company shall cause its transfer agent to transmit the Shares electronically to the Purchaser by crediting the account set forth below through the Deposit Withdrawal Agent Commission system.

PURCHASER DWAC INSTRUCTIONS:

      All communications hereunder shall be in writing and shall be deemed to have been given on the date delivered by hand, sent by facsimile transmission, or mailed

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certified mail, return receipt requested, if to the Purchaser, to the address set forth on the signature page of this Agreement, and if to the Company, to 6 Campus Drive, Parsippany, NJ 07054, Facsimile (201) 934-8880, Attention: Kenneth
I. Moch. Either party to this Agreement may change such address for notices by sending to the other party written notice of a new address for such purpose.

      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. Each of the Company and the Purchaser irrevocably submits to the jurisdiction of the United States District Court sitting in New York, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and hereby waives any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

      The Company shall, by 8:30 a.m. Eastern time on the Business Day following the date hereof, issue a press release disclosing the material terms of the transaction contemplated hereby.

      The Purchaser may not assign or otherwise transfer this Agreement or its rights hereunder without the consent of the Company.

      This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

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                                            AGREED AND ACCEPTED:

                                            Alteon Inc.

                                            By:_________________________________
                                            Name:
                                            Title:


                                            PURCHASER:

                                            By:_________________________________
                                            Name:
                                            Title:

                                            Address:____________________________

                                                    ____________________________

                                            Facsimile No.: _____________________